EXHIBIT 23.1


                      Independent Auditors' Consent


The Board of Directors
Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-107147, 033-91452, 333-59898, 333-91930, 333-84642, 333-47414, and
333-33380) on Form S-3 and (Nos. 333-103585, 333-73324 and 333-108866) on Form
S-8 of Delta Petroleum Corporation of our report dated August 22, 2003, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-K of Delta Petroleum Corporation.


                                   /s/ KPMG LLP
                                   KPMG LLP

Denver, Colorado
September 18, 2003